UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/24/2009

RASER TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32661

DELAWARE	87-0638510
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5152 North Edgewood Drive, Suite 375
Provo, Utah 84604
(Address of principal executive offices, including zip code)

(801) 765-1200
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

As previously reported in a Current Report on Form 8-K filed on February 2, 2009, Raser Technologies, Inc. (the "Company") entered into an Unsecured Line of Credit Agreement and Promissory Note (the "Line of Credit") on January 27, 2009, among Radion Energy, LLC ("Radion"), Ocean Fund, LLC, Primary Colors, LLC and R. Thomas Bailey, an individual (collectively, the "Lenders"). Pursuant to Amendment No. 1 to Unsecured Line of Credit Agreement and Promissory Note (the "Amendment"), the Company restructured the $15 million Line of Credit, funded by certain stockholders of the Company, including Radion, which is controlled by the Company's Chairman, Kraig Higginson. In connection with the Amendment, the Company paid off $2.9 million of the loan principal and $0.4 million of accrued interest. The maturity date of the remaining principal balance of $10.5 million was extended until July 31, 2010 and can be repaid early without penalty. The Lenders who have funded a majority of the outstanding balance also have the right to demand early repayment of all or part of the outstanding balance at any time after November 15, 2009. The principal balance, and any accrued interest thereon, can be paid in the form of cash or equity securities at the sole discretion of the Company. The interest rate remains the same as previously reported.
The foregoing description of the Amendment and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is filed as an exhibit hereto and is hereby incorporated by reference.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information required by Item 2.03 is contained in Item 1.01 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits
Exhibit No.        Description
4.1        Amendment No. 1 to Unsecured Line of Credit Agreement and Promissory Note, dated July 22, 2009, among Raser Technologies, Inc., Radion Energy, LLC, Ocean Fund, LLC, Primary Colors, LLC, and R. Thomas Bailey

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RASER TECHNOLOGIES, INC.

Date: July 24, 2009	By:	/s/ Brent M. Cook
Brent M. Cook
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-4.1
Amendment No. 1 to Unsecured Line of Credit Agreement and Promissory Note, dated July 22, 2009, among Raser Technologies, Inc., Radion Energy, LLC, Ocean Fund, LLC, Primary Colors, LLC, and R. Thomas Bailey